UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14-A
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LCA-Vision Inc.
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On March 18, 2009, LCA-Vision Inc. issued the following press release.

News Release

LCA-Vision’s Medical Advisory Board Voices Support for Current Management

CINCINNATI (March 18, 2009) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, announces that its 11-member Medical Advisory Board has expressed unanimous support for LCA-Vision management’s actions to address concerns raised by the Company’s surgeons in June 2008.  The full text of the Medical Advisory Board’s letter to LCA-Vision Chairman E. Anthony Woods appears below:

March 16, 2009

Dear Mr. Woods:

The Medical Advisory Board unanimously recognizes and unanimously supports the efforts taken by current management to address the issues raised by us this past June.  We brought our concerns to your attention to help restore LasikPlus to its rightful industry leadership position.  The actions taken by management since our meetings have addressed many of our concerns and are, in our opinion, strong steps in the right direction.  These actions include, but are not limited to: more surgeon involvement with management, significant strategic planning and changes involving marketing and operations, and more openness and transparency at all levels.

We greatly appreciate what the management team has done over the past 8 months. We strongly support the initiatives that are evolving and the growing collaborative efforts to make LasikPlus a stronger enterprise. We anticipate these actions are the foundation of a true partnership and look forward to working with management to achieve what is best for our patients and the Company.  Together we can use these difficult economic times to strengthen the LasikPlus position; together we can ensure a bright future.

Respectfully,
The Medical Advisory Board of LCA Vision, Inc.

Steven Straus, LCA-Vision chief executive officer, said, “The Company is benefiting from our strengthened partnership with our Medical Advisory Board and surgeons across our LasikPlus® vision centers.  The surgeons’ input is extremely valuable in helping us navigate through a challenging environment that has significantly impacted our business and our industry.  We look forward to building further upon this foundation as we work together toward a prosperous future.”

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Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com, or from Georgeson.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

  Earning Trust Every Moment.
Transforming Lives Every Day.
For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

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